Exhibit 99.8

CONSENT

OF
ABN AMRO BANK N.V.

The Managing Board and Supervisory Board

N.V. Koninklijke Nederlandsche Petroleum
Maatschappij (Royal Dutch Petroleum Company)
Carel van Bylandtlaan 30
2596 HR The Hague
The Netherlands

Dear Sirs:

      We hereby consent to the inclusion of our opinion letters dated 27 October 2004 and 13 May 2005 to the managing board and supervisory board of N.V. Koninklijke Nederlandsche Petroleum Maatschappij (Royal Dutch Petroleum Company) (“RD”) as Exhibit 99.6 and Exhibit 99.7, respectively to the Registration Statement on Form F-4 relating to the offer by Royal Dutch Shell plc to acquire all of the issued and outstanding ordinary shares of RD in exchange for Class A ordinary shares of Royal Dutch Shell plc or American depositary shares representing such Class A ordinary shares and to the references made to us and our opinions dated 27 October 2004 and 13 May 2005 in such Registration Statement under the captions “Questions and Answers About the Transaction”, “Summary”, “The Transaction – Background to the Transaction”, “The Transaction – Reasons for the Transaction” and “The Transaction – Opinion of Royal Dutch’s Financial Advisor”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are experts for purposes of, the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

ABN AMRO BANK N.V.

By: /s/ABN AMRO BANK N.V.

18 May 2005